As filed with the Securities and Exchange Commission on July 25, 2005

                       Registration No. ________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Jane Butel Corporation

             (Exact name of registrant as specified in its charter)


             FLORIDA                                65-0327060
            ---------                               ----------
(State  or  other  jurisdiction                   (IRS  Employer
of  incorporation  or  organization)            Identification  No.)


               400 Gold Ave. SW, Suite 750, Albuquerque, NM 87102
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                         CORPORATE CONSULTING AGREEMENT
                         ------------------------------
                            (Full Title of the Plan)

                                 Douglas D'Agata
                             Chief Executive Officer
                           400 Gold Ave. SW, Suite 750
                  Albuquerque, NM 87102Telephone: (800) 472-8229
                      (Name, Address and Telephone Number,
                   including Area Code, of Agent for Service)

                        Copies of communications to:
                             Amy Trombly, Esq.
                          1163 Walnut St., Suite 7
                            Newton, MA  02461
                             (617) 243-0060



Title of each                         Proposed maximum     Proposed maximum      Amount
Class of securities    Amount to be   offering price       aggregate offering    of registration
To be registered       registered     per share            price                 fee

Common Stock,
..001 Par Value         2,493,750      $1.50                $3,740,625            $440.27




(1)  In  addition,  pursuant  to  Rule  416(c)  under  the  Securities  Act of 1933, this registration  statement also covers an indeterminate amount of interests to be offered or sold  pursuant  to  the  employee  benefit  plan(s)  described  herein.

(2) The price of $0.015 per share, which was the average of the high and low prices of the
Registrant's Common Stock as reported on the Over-The-Counter Bulletin Board on July 22,
2005, multiplied by 100 to account for the Registrant's reverse  stock split  on July 25,
2005,  is  set  forth  solely for purposes of calculating the registration fee pursuant to
Rule  457(c)  of  the  Securities  Act  of  1933,  as  amended.

                                     PART  I

           INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS

ITEM  1.  PLAN  INFORMATION.

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION.

The  Registrant  will  provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Jane Butel Corp., 400 Gold Ave. SW, Suite 750, Albuquerque, NM 87102.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are incorporated by reference in this registration statement.

a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, as amended, filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB, as amended, referred to in (a) above.

c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's annual report on Form 10-KSB.

In addition, all documents filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the form 10-KSB in (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.


ITEM  4.  DESCRIPTION  OF  SECURITIES.

The Registrant is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for payment of the rights of each class of outstanding preferred stock, if any, having preference over the common stock in the event of liquidation. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common stock are fully paid and nonassessable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director or officer or employee of registrant. Nor does any expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

Article 4 of our Articles of Incorporation provides in section 1 that we will indemnify our officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with our affairs, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law. Section 2 of Article 4 provides that any repeal or modification of any provision of this Article 4 by our share holders will not adversely affect any right to indemnification of our Director, officer, employee or agent existing at the time of the such repeal or modification. Further, under Section 3 of Article 4, we have the power to purchase and maintain insurance on behalf of any person who is or was our Director, officer, employee or agent or is or was serving at our request as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provision of this Article 4. Finally, under section 4 of Article 4, indemnification hereunder and under the Bylaws is a personal right and we will have no liability under Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under our Bylaws.

Under the foregoing provisions of our Articles of Incorporation and By-Laws, each person who is or was a director or officer shall be indemnified by us to the full extent permitted or authorized by Florida's Business Corporation Act. Under such Act, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is our director or officer, such person shall be indemnified against expenses, including attorneys' fees, reasonably incurred in connection with such action. If unsuccessful in defense of a third-party actions or if such a suit is settled, such a person shall be indemnified under such law against expenses (including attorneys' fees), judgments, and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable.

ITEM  8.  EXHIBITS.

Exhibit  No.  Description
-------------------------

5.1  Opinion  of  Amy  Trombly,  Esq.

10.1 Corporate Consulting Agreement between Bootie Beer Company, Inc. and Mike Novielli, dated May 23, 2005.

23.1  Consent  of  Clyde  Bailey,  P.C.

23.2  Consent  of  Counsel  (included  in  Exhibit  5.1  hereto).


ITEM  9.  UNDERTAKINGS.

(a)  The  Registrant  hereby  undertakes:

1. To file, during any period in which it offers or sells securities are being made, a post-effective amendment to this registration statement to:

(i) Include any additional or changed material information with respect to the plan of distribution.

2. For determining liability under the Securities Act of 1933, that each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, State of New Mexico on the 25th day of July, 2005.

                             Jane Butel Corporation



By:  /s/  Douglas  D'Agata
--------------------------
Douglas  D'Agata
Chief  Executive  Officer




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.



                     TITLE                                DATE
                     -----                                ----

/s/  Douglas  D'Agata
-------------------------
Chairman  of  the  Board,                       July  25,  2005
Chief  Executive  Officer,
and  President

/s/  Theodore  Smith                            July  25,  2005
-----------------
Theodore  Smith
Director